                                                                    Exhibit 99.1

Central European Distribution Corporation Signs Letter of Intent to Purchase Major Alcohol Products Distributor in the Southeast of Poland

Sarasota, Florida, January 10, 2002: /PRNewswire/ Central European Distribution Corporation (NASDAQ: CEDC) announced today that it has signed a Letter of Intent to purchase Damianex Company, a major distributor of beers, wines, spirits and soft drinks in the southeast of Poland with estimated sales of approximately $78 million and net profits of approximately $1.3 million for 2001, based on preliminary year-end numbers. CEDC is purchasing 100% of the shares of Damianex in a cash and stock transaction. CEDC expects the acquisition to be significantly accretive to 2002 earnings.This acquisition will be the Company's first since it acquired Astor Company in April 2001, and its fifth since its initial public offering in July 1998. The acquisition is scheduled to close by March 31, 2002. If either CEDC or Damianex were to back out of the transaction, a $500,000 penalty would be assessed to the withdrawing party.

The purchase of Damianex, with its 17 regional distribution centers in the vicinity of the Polish city of Rzeszow, will further enhance CEDC's position as the largest distributor of Polish domestic vodka with an approximate 17% market share, as well as an approximate 29% market share of the imported spirits market.

William Carey, President and CEO of CEDC, stated, "We are excited about the prospects of the acquisition of Damianex, which solidifies our national distribution network by adding capacity in the southeast region of Poland. Damianex's geographical client base consists of approximately 3,500 customers in a region that we currently do not serve. We are also pleased to be acquiring a strong management team consisting of Michal Ciapala and Boguslaw Barnat the founders of the company. Mr. Ciapala will continue as President of Damianex."

Michal Ciapala, President of Damianex, commented, "We are very pleased to be combining with CEDC. With the ongoing consolidation in the alcohol distribution market, as well as the continued privatization of the state-owned vodka distilleries, we are fortunate to be going not only with an innovative market leader, but also with a company that has a nationwide distribution system, a broad portfolio of products and a clear competitive edge. By combining with CEDC our buying leverage will be enhanced creating larger profit margins especially in our spirits division."

CEDC is the leading importer of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland, a $3.5 billion-dollar market at the retail level in 2000. The Company operates twenty regional distribution centers in major urban areas throughout Poland, one of Europe's fastest growing economies, from which it distributes many of the world's leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Miller Genuine Draft, Corona, Beck's, Foster's, Budweiser Budvar and Guinness Stout beers.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission reports.

Please visit our web site at www.ced-c.com or contact:
                             -------------
Jim Archbold
Investor Relations Officer
Central European Distribution Corporation
941-330-1558